Exhibit 10.1

Mr. Carl Warden
1516 Country Club Dr.,
Los Altos, CA 94024

April 5, 2012

Mr. Don Gottschalk, CFO
Valence Technology, Inc.
12303 Technology Blvd
Suite 950
Austin, TX 78727

Re: Purchase Of July 13, 2005 Secured Loan Between SFTI, Inc and Valence Technology, Inc.

Dear Mr. Gottschalk:

This letter is to advise you that I have purchased the Loan Agreement noted above (the "Loan Agreement") from SFTI, Inc. effective March 2012. I believe you have been separately notified of the sale of the Loan Agreement by SFTI, Inc.

As the holder of the Loan Agreement, I am extending the due date for payment of the principal of the loan of $3,000,000 to June 30, 2012. All other terms and conditions of the loan remain the same. I did not purchase the Warrants. I will separately contact you with my bank account information for payment of the interest and principal on the loan.

Sincerely,

/s/ Carl Warden

Carl Warden

April 30, 2012